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                                            November 23, 1999


Carl R. Eckardt
[Address]

        Re:  Consulting Agreement

Dear Carl:

        This letter sets forth the Consulting Agreement between International Specialty Products Inc. (as defined in Paragraph 16 of the General Release Agreement to which this Consulting Agreement is attached and made a part) and you for certain consulting services as described below, referring to you as "Consultant" and to this Company as "ISP".

         1. Consulting Services. During the Term of this Consulting Agreement, Consultant shall provide ISP with Consulting Services (referred to hereinafter as "Services") which shall include providing administrative and managerial advice, cooperating with ISP and responding to reasonable inquiries and requests for information by ISP in connection with any matters in which Consultant was involved during employment with ISP, and the management of the Linden project and such other projects as may be designated by the President and Chief Executive Officer. Such Services shall be performed in Wayne, New Jersey and at other locations as mutually agreed upon. ISP, through its designated representative, will request Services when needed and Consultant agrees to use his best efforts to meet such requests. At ISP's request, Consultant shall provide Services for two to four days per month during the Term of this Consulting Agreement. Consultant acknowledges and agrees he shall be providing the Services pursuant to this Consulting Agreement as an independent contractor and that this Consulting Agreement does not and is not intended to create any employer-employee relationship between Consultant and ISP. As such, Consultant acknowledges that he is not eligible to participate and waives any claims he may have to any type of benefits offered to full-time employees of ISP, its affiliates or subsidiaries, except for any benefit expressly required by law (e.g., COBRA continuation coverage) or except as expressly provided in the General Release Agreement executed by Eckardt to which this Consulting Agreement is attached and made a part.

         2. Designated Representative. In rendering the Services, Consultant (unless notified to the contrary in writing by ISP) shall report to Sunil Kumar, President and Chief Executive Officer of ISP.

         3. Compensation. ISP shall pay Consultant $7,600.00 per month during the Term of this Consulting Agreement. Consultant shall be available during the Term of this Consulting Agreement to provide such Services to ISP for up to four
(4) days per month as requested by ISP. A work day shall consist of 8.0 hours, exclusive of meals and breaks. No other payments will be made by ISP to Consultant for Services performed without ISP's prior written request. However, if ISP desires Services in excess of four (4) days per month, and Consultant desires to provide such additional Services, ISP shall pro rate the monthly rate set forth in this Paragraph 3 for each additional working day.

         4. Term. The term of this Consulting Agreement shall commence on November 20, 1999 and shall terminate at midnight on November 19, 2001, unless



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earlier terminated by mutual written agreement of the Parties hereto. The Term of this Consulting Agreement shall not be extended after its expiration on November 19, 2001 unless both ISP and Eckardt otherwise agree in writing.

         5. General Conditions. The attached General Conditions for Consulting Agreements are a part of this Consulting Agreement.

         6. Miscellaneous. The terms and conditions of the "General Release Agreement" by and between ISP and Consultant, to which this Consulting Agreement is attached, are not changed in any manner by this Consulting Agreement.

         Please indicate your agreement to the terms and conditions stated in this Consulting Agreement by signing and returning this letter to Sunil Kumar, President and Chief Executive Officer, 1361 Alps Road, Building 8, Wayne, New Jersey 07470.

                                            Very truly yours,

                                            /s/ Sunil Kumar

                                            Sunil Kumar
                                            President and
                                            Chief Executive Officer


ACCEPTED AND AGREED TO:




  /s/ Carl R. Eckardt
-------------------------
     Carl R. Eckardt


Date:  December 16, 1999
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                               GENERAL CONDITIONS
                                     FOR ISP
                              CONSULTING AGREEMENTS

1. Confidential Relationship. Consultant shall forever keep confidential and shall not use except in the performance of Services any proprietary technical or business information of ISP or its affiliates which Consultant has heretofore obtained or may obtain during the term of this Consulting Agreement as well as any proprietary technical or business information of third parties which is made available to Consultant in connection with Consultant's work hereunder.

2. Proprietary Rights. The work product of Consultant's Services, whether of a business or technical nature, and any writings, discoveries or inventions made or conceived during the course of or resulting from the Services, shall be promptly communicated to and be the property of ISP. Consultant shall perform all lawful acts requested by ISP to:

             (i)     perfect title therein in ISP or its nominee; and

             (ii) enable ISP or its nominee to obtain and maintain copyright, patent or other legal protection therefor anywhere in the world.

3. Reimbursement for Expenses. ISP shall reimburse Consultant for all reasonable travel and lodging expenses Consultant incurs at ISP's request in the performance of Services hereunder and for any other disbursements by Consultant that ISP authorizes in advance. Consultant shall not receive compensation for travel time, except to the extent Services are actually performed during such time. Air travel, if required, shall be by coach or economy class and must be arranged through ISP's travel department. All travel expenses must be in accordance with ISP's Travel Policy. Consultant shall submit an Invoice at the end of any month in which Services are performed including full supporting documentation including a receipt for any expenditure over $25.00.

4. Complete Compensation. Consultant agrees that the payments set forth in this Consulting Agreement are full and complete compensation for all Services performed, for all obligations assumed and for all inventions, improvements, patent rights and copyrights assigned hereunder.

5. Conflict of Interest. Consultant represents that Consultant has no obligation to any other party which is inconsistent with Consultant's obligations under this Consulting Agreement and that Consultant shall not, in the performance of this Consulting Agreement, breach any obligations that Consultant has to others. Consultant agrees not to perform any services for others that would create a conflict of interest with Consultant's obligations under this Consulting Agreement or would otherwise violate any other legal or contractual obligation to ISP including but not limited to the obligations set forth in the Confidentiality, Invention and Non-Competition Agreement he signed as a condition of employment with ISP.

6. Notices. Any notices, payments or statements to be sent under this Consulting Agreement shall be sent to Consultant at the address to which this letter is directed and to ISP at its address above (to the attention of its designated representative) or at such other address as a party may designate in writing.


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7.    Independent Contractor. Consultant shall perform this Agreement solely as an independent contractor and not as ISP's agent or employee. Consultant has no authority to make any statement, representation or commitment of any kind or to take any action binding upon ISP without ISP's prior written authorization. Consultant will not be entitled to any benefits that ISP makes available to its employees and ISP will not withhold from compensation payable under this Agreement any income, social security, or other taxes. Consultant will not be entitled to any benefits that ISP makes available to its employees and ISP will not withhold any amount attributable to payments hereunder for any benefit program or for any local, state, municipal, federal or national tax purpose, and the Consultant shall be solely responsible for fulfilling all such tax obligations, including without limitation any salary, wage or payroll taxes or any other costs based on employment and/or payroll, including without limitation any form of social security, unemployment insurance, disability benefits, workers compensation, severance payments, pension, health, life or any other employee benefits or insurance, and/or any other local state, municipal, federal or national taxes or levies otherwise imposed in connection with the fee paid Consultant hereunder except as expressly provided in the General Release Agreement to which these Conditions are attached and made a part.

8. Indemnity. (i) Because Consultant is an independent contractor, any personal injury or property damage suffered by Consultant or Consultant's employees in the course of performing Services under this Agreement will be Consultant's sole responsibility. ISP will not carry any insurance or otherwise provide for the protection of Consultant or any employee of Consultant. Consultant shall indemnify, defend and hold harmless ISP, its affiliates, and their respective directors, officers, employees, and agents from all liabilities, damages and expenses and claims for damages, suits, proceedings, recoveries, judgments, costs, losses, penalties, fines or executions, (including, but not limited to, litigation costs and expenses and reasonable attorneys' fees, as well as such costs, fees, and expenses as may be incurred by ISP, its affiliates and/or their respective directors, officers, employees, and/or agents in establishing their rights to indemnification hereunder) which may be made, had, brought or recovered from ISP, its affiliates and/or their respective directors, officers, employees, and/or agents, by reason of or on account of, or which may arise out of or result from, Consultant's performance, non-performance, or improper performance of Consulting Services under this Agreement, Consultant's willful misconduct or misrepresentation, or from any breach by Consultant of this Agreement or Consultant's failure to comply with ISP's instructions or directions.

      (ii) ISP shall indemnify, defend and hold Consultant harmless, from all liabilities, damages and expenses and claims for damages, suits, proceedings, recoveries, judgments, costs, losses, penalties, fines, or executions (including, but not limited to, litigation costs and expenses and reasonable attorneys' fees, as well as such costs, fees and expenses as may be incurred by Consultant in establishing his rights to indemnification hereunder) which may be made, had, brought or recovered from Consultant by reason of or on account of, or which may arise out of or result from, Consultant's performance of Consulting Services under this Agreement; provided, however, ISP shall not be obligated to indemnify Consultant for Consultant's gross negligence, willful misconduct or misrepresentation, or from any breach by Consultant of this Agreement or Consultant's failure to comply with ISP's instructions or directions.

      (iii) Any other provisions contained herein to the contrary notwithstanding, Consultant and ISP agree that the indemnification provisions set forth in this Condition 8, shall indefinitely survive the



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      expiration or earlier termination of this Agreement and remain in effect with respect to any occurrence or claim arising out of or in connection with this Agreement.

9. Laws and Regulations. Consultant shall comply with all applicable laws and governmental regulations. Consultant is not expected or authorized to take any action in the name of or otherwise on behalf of ISP which would violate applicable laws or governmental regulations.

10. Changes. This Agreement may be changed only by a written amendment signed by both parties.

11. Survival of Obligations. The obligations set forth in Conditions 1 and 2 above shall survive the termination of this Consulting Agreement to the extent indicated therein.

12. Assignment. Consultant shall not assign this Consulting Agreement and will not delegate or subcontract any of the Services without the prior written consent of ISP.

13. Governing Law. The construction, interpretation and performance of this Agreement shall be governed by the laws of New Jersey and any action to enforce any rights hereunder shall only be commenced and prosecuted in the State of New Jersey.



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